Exhibit 99.1
Spirit Airlines Reports November 2017 Traffic

MIRAMAR, Fla., (December 12, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for November 2017.

Traffic (revenue passenger miles) in November 2017 increased 17.3 percent versus November 2016 on a capacity (available seat miles) increase of 17.1 percent. Load factor for November 2017 was 81.4 percent, an increase of 0.1 percentage points compared to November 2016.

Preliminary Traffic Results

	November 2017	November 2016	Change
Revenue passenger miles (RPMs) (000)	2,075,408	1,768,981	17.3%
Available seat miles (ASMs) (000)	2,549,989	2,177,315	17.1%
Load factor	81.4%	81.3%	0.1 pts
Passenger flight segments	1,993,724	1,761,103	13.2%
Average stage length (miles)	1,025	986	4.0%
Total departures	13,821	12,531	10.3%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	22,462,789	19,716,075	13.9%
Available seat miles (ASMs) (000)	26,928,788	23,172,117	16.2%
Load factor	83.4%	85.1%	(1.7) pts
Passenger flight segments	22,130,090	19,760,427	12.0%
Average stage length (miles)	996	978	1.8%
Total departures	151,250	136,202	11.0%

Preliminary Operational Performance

November 2017
On-Time Performance[1]	89.7%
Systemwide Completion Factor	99.6%

1As defined by the Department of Transportation

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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